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H&R BLOCK, INC.

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On August 13, 2010, H&R Block, Inc. made available to its shareholders the following letter from its Chairman of the Board, Richard C. Breeden, contained in its 2010 Annual Report:
Fellow Shareholders:
     Fiscal year 2010 was another year of rebuilding for H&R Block, and we delivered the second highest level of profit from our tax segment in the Company’s history. We also increased net worth, free cash and liquidity, reduced our net mortgage loan portfolio by $150 million, created a new long term operating structure for McGladrey, generated a total shareholder return of more than 25%, and returned over $450 million in cash to shareholders through dividends and share repurchases.
     Not everything went as we had hoped. For example, we didn’t capitalize on our superior financial settlement products to increase our early season business, and we failed to drive greater results in our online business despite technically improved product offerings. Netting everything in the business out, diluted earnings per share slipped $0.02, or about 1.4%, rather than growing as we had planned, and our total shareholder return underperformed the broader market. Nonetheless, we held our own in the face of high levels of unemployment and continuing national economic stress, and we added considerably to our financial strength.
     More than anything else, we take the results of fiscal 2010 as an affirmation of our ability to generate significant free cash flow in even the worst of economic conditions. While no one likes to see reported earnings slip, we do not view our results as indicating that the basic business of the Company has changed, or become less attractive. On the contrary, we see many opportunities to build on our strengths and redouble efforts to push our businesses forward. To the extent that performance weaknesses reflect internal organizational or other issues that we can control, we are in the process of addressing them swiftly.
     As most shareholders are aware, Alan M. Bennett was recently named our new President and CEO. Alan had a highly successful tenure as interim CEO during 2007-2008, and he has remained on the board since that time. He succeeds Russ Smyth, who departed to accept another position. We are excited to have Alan take over as CEO, and we believe he has the personal skills, knowledge of H&R Block, and experience in public company leadership to make an immediate positive impact. In addition, Bruce Rohde, a highly talented former CEO, recently joined our board.
     Unfortunately, some of the transitory issues such as people moving on can get undue focus in a company like H&R Block where there is essentially a nine-month “off season” without significant business results to talk about. However, personnel changes occur normally, and perhaps with even greater frequency in companies that are not performing at their best. What counts is getting the best possible team in place to make good decisions, and to be effective in achieving results.

     As we move into the new fiscal year, it may be worthwhile to review some of H&R Block’s many strengths that make us feel very positive about our future opportunities. These include:
•	Mortgage Contingencies: We have made substantial progress in cleaning up the legacy of the Company’s mortgage business, with strong reserves against potential contingencies. Claim payments on loans previously sold or securitized remains within our reserved expectations, and we have seen no indications to suggest claim payments are likely to change adversely.

•	Strong Balance Sheet: The Company’s balance sheet has been restored to health, with a strong, net cash position and substantial liquidity. At the close of the 2010 fiscal year, we had over $1.80 billion in unrestricted cash on hand, compared with $1.65 billion at the end of fiscal 2009 and only $665 million at the end of fiscal 2008.

•	Free Cash Flow: The business continues to generate high levels of free cash flow. In 2010 we returned approximately $450 million to shareholders in both dividends and share repurchases, even after further work to clean up the balance sheet. We have already repurchased 15.5 million shares in FY 2011 at a cost of just over $235 million. The current share price level allowed us to repurchase several million more shares than we would otherwise have done. For the foreseeable future, we expect to continue returning essentially all of our free cash to shareholders.

•	The Jewel in the Emerald Card: Our Emerald Card prepaid debit card program is one of the largest in the country, with 2.5 million users and over $8 billion in annual deposits. Since it is currently used by fewer than 20% of our retail tax clients, we believe we have opportunities to expand its usage, and our retail office network gives us more than 11,000 potential reload locations. For our clients, many of whom do not have traditional bank accounts, the Emerald Card can function as a bank in their wallet by allowing direct deposits and money transfers. Other prepaid debit card companies have recently shown attractive levels of growth and potential market valuations. We will be putting far more effort into expanding this program in the future as a business in its own right, and not just as an adjunct to our tax business.

•	Renewal at RSM McGladrey: RSM McGladrey has successfully restructured its strategic relationship with McGladrey & Pullen LLP (“M&P”), and it has a strong new leadership team led by C.E. Andrews. Now that its structural issues are behind it, McGladrey has outstanding prospects for growing earnings through both acquisitions into new geographies, and raising its internal productivity. This is a business where our access to capital can prove significant.

•	Tax Preparation Opportunities: Last but certainly not least, our tax business has demonstrated resiliency in a very challenging economy. We have always had the best tax professionals to serve our clients. With government hungry for tax revenues, many tax changes are likely in Washington. We firmly believe that our professionals can find meaningful tax savings for clients that exceed what they can find for themselves. While we need to do a better job tailoring our programs to different levels of tax complexity, we believe that face-to-face tax assistance from a trained professional will continue to be highly desirable to millions of people. There should not be any “ceiling” on what we can accomplish as we get it right.
     Considered together, we have a strong balance sheet, abundant liquidity, talented people, a large and relatively stable market, and many growth opportunities.
Looking At Results 2001-2010
     As noted, diluted earnings per share in 2010 of $1.43 per share were down $0.02 per share from $1.45 in 2009. Diluted earnings per share from continuing operations declined by $0.07 from $1.53 in 2009 to $1.46 in 2010, reflecting a revenue decline of approximately 5%. Earnings per share have grown approximately 90% since 2001, when they were $0.76 per share. Tax Services pretax earnings have nearly doubled from $440 million in 2001 to $867 million this year.
     The Company’s ability to hold revenues and profits relatively stable during the recent period of high unemployment demonstrates considerable resiliency. Indeed, in some client income segments, unemployment rates last year approached or exceeded 20%, which excludes people who dropped out of the job market entirely. All too many of these individuals who were out of work stopped paying taxes, or tried to save money by preparing their returns themselves. We could have performed better, but at the same time the economy was a significant drag on results.
     During 2010, the Company continued to rebuild its net worth and improve its overall financial condition. We secured a new, three year $1.7 billion liquidity facility, and we successfully returned to the commercial paper market. Even after further strengthening of our balance sheet, we returned approximately $450 million to shareholders last year through dividends and share repurchases. During the fiscal year our total return to shareholders, including dividend payments, was +25.2%, compared with +38.8% for the S&P 500.
Tax Services Segment 2001-2010
     Aggregate Tax Services segment revenues grew very strongly over the decade, though they have been relatively flat for the past three years. Tax revenues in 2010 of $2.975 billion were up 75% from revenues of $1.701 billion in 2001. This growth came overwhelmingly from retail tax services, although our online product offerings are certainly important for the future.

     Tax Services revenues this year were down 5% compared to the $3.132 billion we generated during 2009, but off only about 3% compared to 2008. While many observers focus heavily on the number of tax returns prepared as a measure of the health of the business, tax revenues, not the number of units, are what really drive earnings. Like other businesses, some clients or services are more profitable than others, and focusing exclusively on numbers of units obscures the more critical issue of aggregate revenue growth. We are focused on striking the proper balance between growth in both clients and revenue.
     Over the decade, our pretax earnings from Tax Services have nearly doubled. The number one challenge for our management team is to grow aggregate revenues and earnings from our tax business in the future. We are also continuing a healthy focus on enhancing the quality of the retail tax experience and making a great deal of progress in reducing excessive costs.
     From 2001 to 2008, the total number of tax returns prepared grew by 13% from 21.8 million to 24.6 million. Over the full decade, and including the cumulative decline of 6% in 2009 and 2010, total returns prepared grew by more than 6%. We never like to lose a client, but if people are out of work and don’t file a return we can’t get them as clients.
Pricing and Complexity
     The blended net average charge (“NAC”) for retail clients rose $77, or nearly 70% since 2001. The NAC is an average, and actual charges vary significantly between clients filing different types of tax forms, such as 1040EZ, 1040A, and the standard 1040 itself. Nonetheless, lumping everything together gives some measure of the sum total of pricing changes per tax client.
     Growth in the NAC is a combination of increases in H&R Block’s charges, and increasing complexity of returns as a result of tax code changes. There is almost always a good deal of the latter, so price increases are not solely the actions of the Company. Indeed, the increase in NAC over the decade reflects in significant part changes in the tax code, and the steady stream of changes in credits, deductions and other tax events reaching down to the lowest levels of adjusted gross incomes.
     The client value of our service is in significant part not the mere “filing” of the tax return, but rather how much clients recover in refunds or through lower tax payments. The core value we provide is helping clients reduce their taxes by finding and utilizing all possible tax benefits to their fullest extent. Thus, a taxpayer may have a simple return one year, and because of life changes (marriage, buying a house, having children, starting a business, and so on) that same taxpayer may have a more complicated and more expensive return the next year. What counts every year is how much our assistance helped each client save in taxes and time. The more change occurs in the Tax Code, the more valuable our services are to help clients adjust to new requirements and benefits, and the more the NAC may increase due to more complexity in client returns.
     The last decade saw a major expansion of the earned income tax credit (“EITC”) at the federal level, and adoption or changes of the earned income tax credit in 22 states as well. EITC is a major factor for many of our clients. There were also enormous and widespread changes in income tax as the Clinton tax regime gave way to the Bush tax cuts. That led to hundreds of changes in tax rates on income, dividends and capital gains, inclusions or exclusions of income, changes in child care credits and allowances, and credits for dozens of different programs. Investment tax credits to incentivize business investment after the events of 9/11 benefitted millions of clients, and in 2008 there was an extensive tax rebate program to stimulate the economy. The Alternative Minimum Tax or AMT was also a growing headache for millions of Americans, adding to the complexity of their returns throughout the decade. The Obama Administration has already made a large number of changes, with more on the horizon. Literally all of these changes are reflected in changes in our NAC as the complexity of client returns increases. However, every time our professionals find a client hundreds or thousands of dollars in refunds that they would have missed doing it themselves, we know we have helped that family, and helped ease the overall burden of taxation.
     After adjusting for inflation, the $77 increase in the NAC over the decade was a real increase of $42, or less than 4% per year. After adjusting for inflation, from 2007-2010 the NAC has increased just under $15 per return, or an annual average increase of less than $5.
     In 2010, the NAC increased by only $2, or 1%. Basic form rates were not increased, so that essentially the entire increase resulted from increases in taxpayer return complexity. Our recent price restraint has helped improve our basic client value proposition, although that job is not over. There is a multiyear dimension to pricing decisions, as if we hold the line on price in any given year, we increase our flexibility to raise prices in following years.
     An important change took place in 2009 in our pricing, when we introduced “free” federal tax preparation through our online offerings. We expanded our promotional efforts in this area in 2010, and will continue to do so in the future. Our free service doesn’t provide all the functionality of paid online or assisted returns, and many clients ultimately upgrade to a fee-paying product. However, we offer a capable free service because we believe that every American taxpayer should have the option if they wish to prepare their taxes using one of our online programs without charge. Whether it is because of a very simple tax position, or because of economic need, we want to make sure that every client can take advantage of our expertise, no matter what fee they ultimately pay. Today’s client who uses a free service will hopefully convert to a fee-paying client in the future.
Earnings 2001-2010

     Diluted earnings per share have grown from $0.76 per share in 2001 to $1.43 this year, or a growth of almost 90%. After losing $2.28 per share over the two-year period in 2007 and 2008 due to subprime mortgage-related losses, we bounced back to earn a total of $2.88 during 2009 and 2010, even while we were still incurring charges to income to provide for future mortgage losses.
     We certainly don’t miss the mortgage business, and we are happy to have exited it. The net mortgage loan portfolio we hold for investment within H&R Block Bank is burning off relatively quickly, having dropped from more than $1 billion in 2007 to less than $600 million today. We project the outstanding net principal amount to be under $500 million by the end of this fiscal year. The drag on earnings from provisioning against related mortgage losses has slowed, and we expect it to continue slowing until it goes away completely once the mortgage portfolio falls to zero.
RSM McGladrey 2001-2010
     Our business services unit, RSM McGladrey, has shown strong growth over the past decade. H&R Block’s revenues from RSM grew 123% from $386 million in 2001 to $860 million in 2010. Last year revenues were down nearly 9% from their peak in 2008, but we believe this was a combination of the bad economy hurting every accounting and consulting firm, and one-time impacts of the restructuring of our strategic relationship with M&P.
     We made excellent progress during 2008 and 2009 in improving margins in this business, which were far below industry norms. The downturn in business this year and several non-operating charges brought pretax earnings down to the 2007 level, but we believe results here will recover. We believe that the weak economy demonstrated the benefits of the McGladrey structure, with H&R Block’s access to capital as part of the equation. The recent decision of the Boston-area Caturano firm to become part of McGladrey rather than maintaining its independence, making us a top-5 firm in Boston, is a reflection of the attractions of a firm with a strong capital base.
     McGladrey is the largest professional services firm specializing in middle market businesses in the United States. We are excited about McGladrey’s renewed sense of purpose and its attractiveness to clients, and believe we have outstanding opportunities to grow this business.
     We hope that this review of H&R Block’s progress over the past decade, and our outlook on the future, provides our shareholders useful perspective. We believe we have a solid foundation for growth in the future, though of course it always comes down to results, not plans.
Respectfully,
Richard C. Breeden
Chairman of the Board, H&R Block, Inc.